Exhibit 99.1

Dell Delivers Record Results in Fiscal-Year 2011 Fourth Quarter and Full Year

  Record earnings per share in fiscal fourth quarter
  Enterprise solutions and services revenue up 27 percent for full year
  Revenue increase of $8.6 billion in FY11 – largest single-year increase in company history

ROUND ROCK, Texas--(BUSINESS WIRE)--February 15, 2011--Dell’s expanding strength as an enterprise solutions provider and continued strong execution during the fiscal fourth quarter drove record results and one of the company’s most successful financial quarters ever.

Results

  Revenue in the quarter was $15.7 billion and totaled $61.5 billion for the fiscal year, an $8.6 billion or 16 percent increase from the previous fiscal year, including the impact of acquisitions.
  The company had its highest operating income in five years. GAAP operating income was $1.1 billion, or 7.3 percent of revenue. Non-GAAP operating income was $1.3 billion, or 8.2 percent of revenue.
  GAAP earnings per share was a record 48 cents; non-GAAP EPS was 53 cents.
  GAAP gross margin in the quarter was 21 percent and 18.5 percent for the year. Non-GAAP gross margin was 21.5 percent in the quarter and 19.1 percent for the year, the result of record profitability in the enterprise solutions and services business, lower component costs and strong commercial execution.
  Cash flow from operations was $1.5 billion, and Dell ended the quarter with $15 billion in cash and investments.

Fiscal-Year 2011 Fourth Quarter and Full Year Highlights

	Fourth Quarter			Fiscal Year
(in millions)	FY11	FY10	Change	FY11	FY10	Change
Revenue	$15,692	$14,900	5%	$61,494	$52,902	16%

Operating Income (GAAP)	$1,145	$510	124%	$3,433	$2,172	58%
Net Income (GAAP)	$927	$334	177%	$2,635	$1,433	84%
EPS (GAAP)	$0.48	$0.17	182%	$1.35	$0.73	85%

Operating Income (non-GAAP)	$1,286	$798	61%	$4,149	$2,974	40%
Net Income (non-GAAP)	$1,018	$544	87%	$3,106	$2,054	51%
EPS (non-GAAP)	$0.53	$0.28	89%	$1.59	$1.05	51%

Information about Dell’s use of non-GAAP financial information is provided under “Non-GAAP Financial Measures” below. Non-GAAP financial information excludes costs related primarily to the amortization of purchased intangibles, severance and facility-action costs, a merger termination fee, certain settlement costs and acquisition-related charges. All comparisons in this press release are year over year unless otherwise noted.

Strategic Highlights:

  Revenue for enterprise solutions and services grew 7 percent to $4.6 billion in the quarter and now represents 29 percent of the company’s consolidated revenue. Server revenue increased 16 percent. EqualLogic sales grew 49 percent and, combined with Dell PowerVault sales, accounted for almost two-thirds of the company’s storage revenue and more than 80 percent of the company’s storage gross margin dollars. Revenue for the combined Large Enterprise, Public and SMB businesses was up 9 percent to $12.4 billion in the quarter, with revenue for commercial laptop and desktop computers growing 10 percent.
  Strong demand and profitability across all commercial business segments drove consolidated GAAP operating income of $1.1 billion, or 7.3 percent of revenue. Non-GAAP operating income was $1.3 billion, a 61 percent increase and 8.2 percent of revenue.
  Client profitability improved notably in the second half of the year driven by solid supply-chain performance, lower input costs and improved product quality. The company’s product availability improved 37 percent and order-to-delivery times improved 33 percent over the previous year. For the full year, client revenue grew 14 percent to $33.7 billion driven by a continuing corporate refresh cycle.
  Dell Services revenue grew one percent to $1.9 billion as the company delivered on its first-year revenue and cost-synergy targets associated with the successful integration of Perot Systems. The services organization now has annual revenue of $7.7 billion.
  Dell extended its core capabilities in the quarter and exited the year with a significantly enhanced enterprise solutions and services portfolio. The company is making sustained organic and inorganic investments to build its intellectual property and provide customers optimal, open and affordable solutions. Among these investments are the recently completed acquisitions of SecureWorks Inc., a provider of information-security services; Boomi, which offers a Software-as-a-Service platform to ease data exchange between cloud-based and on-premise applications; and Insite One, a leader in cloud-based medical archiving solutions.

Business Units and Regions:

  Large Enterprise revenue was $4.7 billion, up 12 percent from a year ago. Operating income was $502 million, or 10.7 percent of revenue and a 26 percent sequential increase. Enterprise solutions and services revenue was $1.9 billion, a 5 percent increase, with server revenue up 14 percent. Revenue from desktop and laptop computers grew 20 percent as the strong client refresh among large corporate accounts continued.
  Public revenue was $4 billion, a 4 percent increase driven by strong server and storage sales. Operating income for the quarter was $366 million, or 9.2 percent of revenue. For the full year, Public delivered strong performance with operating income of $1.5 billion, or 8.8 percent of revenue. Server revenue growth of 13 percent and storage growth of 12 percent balanced demand decline for desktop and laptop computers.
  Small and Medium Business revenue was $3.7 billion, up 12 percent to its highest level in two years. SMB had another quarter of record profitability, with operating income hitting $450 million in the quarter, or 12 percent of revenue. Server revenue was up 22 percent and storage revenue was up 20 percent. Revenue for desktop computers and mobile devices increased 10 percent. During the quarter, Dell added the Vostro V130 ultraportable laptop for mobile entrepreneurs.
  Consumer revenue was $3.3 billion, up 11 percent sequentially but, as expected, down year over year by 8 percent relative to a strong Windows 7 launch last year. Operating income was $69 million, or 2.1 percent of revenue. Dell introduced the Inspiron duo, which has a unique flip-hinge design to combine the simplicity of a tablet and the functionality of a laptop with full keyboard.
  Asia-Pacific and Japan revenue grew 17 percent, EMEA increased 3 percent and the Americas were up 3 percent. Revenue in Brazil, Russia, India and China (BRIC) grew 21 percent and represents 13 percent of total company revenue. For the full year, revenue in those countries was up 38 percent.

Quotes:

Michael Dell, chairman and chief executive officer: “I’m very pleased with our fiscal year results and the strong performance we’re seeing in our commercial businesses. We remain focused on developing and acquiring new technologies and capabilities, and our IT solutions portfolio has never been stronger. Customers are now seeing Dell in a fresh light, and we’re heading into the new year with strength and optimism.”

Brian Gladden, chief financial officer: “Our outstanding fourth quarter and full-year results align well with our long-term value creation framework, and we’re pleased with the sustainable operational improvements we’ve made across the company, including in our consumer business. With our strong cash flow, solid balance sheet and improving overall profitability, we believe we are well positioned to deliver strong performance for our shareholders.”

Company Outlook:

For its fiscal-year 2012, Dell expects revenue growth of 5 to 9 percent, non-GAAP operating income growth of 6 to 12 percent, and continued strong execution on cash flow with cash flow from operations exceeding net income. In its first quarter of fiscal-year 2012, Dell expects normal seasonal declines in its consumer and public businesses and, as such, a slight sequential decline in revenue.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology, business solutions and services they trust and value. For more information, visit www.dell.com. As previously announced, the fourth-quarter analyst call with Michael Dell, chairman and CEO; Brian Gladden, CFO; and Steve Schuckenbrock, senior vice president, Dell Services, will be webcast live today at 4:00 CST and archived at www.dell.com/investor. To monitor highlighted facts from the analyst call, follow on the Dell Investor Relations Twitter account at: http://twitter.com/dellshares or hashtag #DellEarnings. To communicate directly with Dell, go to www.dell.com/dellshares.

Non-GAAP Financial Measures:

This press release includes information about non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share (collectively with non-GAAP operating expenses, the “non-GAAP financial measures”), which are not measurements of financial performance prepared in accordance with U.S. generally accepted accounting principles. In the following tables, Dell has provided a reconciliation of each historical non-GAAP financial measure to the most directly comparable GAAP financial measure under the heading “Reconciliation of Non-GAAP Financial Measures” and has presented a detailed discussion of its reasons for including the non-GAAP financial measures and the limitations associated with those measures under the heading “Use of Non-GAAP Financial Measures.” Dell encourages investors to review the reconciliation and the non-GAAP discussion in conjunction with Dell’s presentation of these non-GAAP financial measures.

Special Note on Forward Looking Statements:

Statements in this press release that relate to future results and events (including statements about Dell’s future financial and operating performance, announced and planned acquisitions, anticipated customer demand, including seasonal trends and commercial momentum, enterprise solutions strategies, component costs, cost controls, supply chain improvements, and new products, as well as the financial guidance with respect to revenue and non-GAAP operating income) are forward-looking statements and are based on Dell's current expectations. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “confidence,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors, including: weak global economic conditions and instability in financial markets; weak economic conditions and additional regulation affecting Dell’s financial services activities; intense competition; Dell’s cost-cutting measures; Dell’s ability to effectively manage periodic product and services transitions; Dell’s ability to effectively manage the growth of its distribution capabilities and add to its product and services offerings; Dell’s ability to achieve favorable pricing from its vendors; Dell’s reliance on third-party suppliers for product components, including reliance on several single-sourced or limited-sourced suppliers; disruptions in component or product availability; successful implementation of Dell’s acquisition strategy; Dell’s ability to generate substantial non-U.S. net revenue; Dell’s product, customer, and geographic sales mix, and seasonal sales trends; Dell’s ability to access the capital markets; loss of government contracts; customer terminations of or pricing changes in services contracts, or Dell’s failure to perform as it anticipates at the time it enters into services contracts; Dell’s ability to hedge effectively its exposure to fluctuations in foreign currency exchange rates and interest rates; counterparty default; unfavorable results of legal proceedings; Dell’s ability to obtain licenses to intellectual property developed by others on commercially reasonable and competitive terms; expiration of tax holidays or favorable tax rate structures, or unfavorable outcomes in tax audits and other compliance matters; Dell’s ability to maintain strong internal controls; changing environmental and safety laws; the effect of armed hostilities, terrorism, natural disasters, and public health issues; information technology and manufacturing infrastructure disruptions or breaches of data security; Dell’s ability to attract, retain, and motivate key personnel; the risk of temporary suspension or debarment from contracting with U.S. federal, state and local governments as a result of settlements of an SEC investigation by Dell and Dell’s Chairman and CEO; and other risks and uncertainties discussed in Dell’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended Jan. 29, 2010 and its Quarterly Report on Form 10-Q for the quarter ended July 30, 2010. In particular, Dell’s expectations with regard to revenue and non-GAAP operating income for the full fiscal year ending Feb. 3, 2012 assume, among other matters, that there is no significant decline in economic conditions generally or demand growth specifically, no delays in pursuing the enterprise strategy, no supply chain disruptions, and no significant adverse component pricing or supply movements. Dell assumes no obligation to update its forward-looking statements.

Consolidated statements of income, financial position and cash flows and other financial data follow.
Dell, EqualLogic, PowerVault, Vostro and Inspiron are trademarks of Dell Inc. Dell disclaims any proprietary interest in the marks and names of others.

DELL INC.
Condensed Consolidated Statement of Income and Related Financial Highlights
(in millions, except per share data and percentages)
(unaudited)

	Three Months Ended			% Growth Rates
	January 28,	October 29,	January 29,
	2011	2010	2010	Sequential	Yr. to Yr.

Net revenue
Products	$12,751	$12,520	$12,096	2%	5%
Services, including software related	2,941	2,874	2,804	2%	5%
Net revenue	15,692	15,394	14,900	2%	5%

Cost of net revenue
Products	10,337	10,415	10,501	(1%)	(2%)
Services, including software related	2,064	1,976	1,930	4%	7%
Total cost of net revenue	12,401	12,391	12,431	0%	(0%)

Gross margin	3,291	3,003	2,469	10%	33%

Selling, general and administrative	1,977	1,816	1,780	9%	11%
Research, development and engineering	169	163	179	4%	(6%)
Total operating expenses	2,146	1,979	1,959	8%	10%

Operating income	1,145	1,024	510	12%	124%

Interest and other, net(1)	(18)	52	(41)	(134%)	57%
Income before income taxes	1,127	1,076	469	5%	140%
Income tax provision	200	254	135	(21%)	49%
Net income	$927	$822	$334	13%	177%

Earnings per share:
Basic	$0.48	$0.42	$0.17	14%	182%
Diluted	$0.48	$0.42	$0.17	14%	182%

Weighted average shares outstanding:
Basic	1,924	1,939	1,957	(1%)	(2%)
Diluted	1,938	1,949	1,971	(1%)	(2%)

Percentage of Total Net Revenue:
Gross margin	21.0%	19.5%	16.6%
Selling, general and administrative	12.6%	11.8%	12.0%
Research and development	1.1%	1.0%	1.2%
Operating expenses	13.7%	12.8%	13.2%
Operating income	7.3%	6.7%	3.4%
Income before income taxes	7.2%	7.0%	3.2%
Net income	5.9%	5.3%	2.2%
Income tax rate	17.8%	23.6%	28.7%

Net Revenue by Product Category:
Servers and Networking	$2,090	$1,844	$1,804	13%	16%
Storage	574	543	599	6%	(4%)
Services	1,943	1,924	1,922	1%	1%
Software and Peripherals	2,651	2,579	2,477	3%	7%
Mobility	4,850	4,858	4,653	(0%)	4%
Desktop PCs	3,584	3,646	3,445	(2%)	4%
Consolidated net revenue	$15,692	$15,394	$14,900	2%	5%

Percentage of Total Net Revenue:
Servers and Networking	13%	12%	12%
Storage	4%	3%	4%
Services	12%	12%	13%
Software and Peripherals	17%	17%	17%
Mobility	31%	32%	31%
Desktop PCs	23%	24%	23%

Net Revenue by Global Segment:
Large Enterprise	$4,692	$4,326	$4,197	8%	12%
Public	3,973	4,442	3,820	(11%)	4%
Small and Medium Business	3,749	3,665	3,336	2%	12%
Consumer	3,278	2,961	3,547	11%	(8%)
Consolidated net revenue	$15,692	$15,394	$14,900	2%	5%

Percentage of Total Net Revenue:
Large Enterprise	30%	28%	28%
Public	25%	29%	26%
Small and Medium Business	24%	24%	22%
Consumer	21%	19%	24%

Consolidated Operating Income:
Large Enterprise	$502	$400	$281
Public	366	451	333
Small and Medium Business	450	391	282
Consumer	69	-	9
Consolidated segment operating income	1,387	1,242	905
Severance and facility actions	(17)	(31)	(86)
Broad based long-term incentives	(101)	(75)	(107)
Amortization of intangible assets	(85)	(89)	(86)
Acquisition-related	(39)	(23)	(116)
Consolidated operating income	$1,145	$1,024	$510

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Interest and other, net for the three months ended October 29, 2010 includes Dell’s receipt of a $72 million merger termination fee.

DELL INC.
Condensed Consolidated Statement of Income and Related Financial Highlights
(in millions, except per share data and percentages)
(unaudited)

	Fiscal Year Ended		% Growth Rates
	January 28,	January 29,
	2011(1)	2010(1)	Yr. to Yr.

Net revenue
Products	$50,002	$43,697	14%
Services, including software related	11,492	9,205	25%
Net revenue	61,494	52,902	16%

Cost of net revenue
Products	42,068	37,534	12%
Services, including software related	8,030	6,107	31%
Total cost of net revenue	50,098	43,641	15%

Gross margin	11,396	9,261	23%

Selling, general and administrative	7,302	6,465	13%
Research, development and engineering	661	624	6%
Total operating expenses	7,963	7,089	12%

Operating income	3,433	2,172	58%

Interest and other, net(2)	(83)	(148)	44%
Income before income taxes	3,350	2,024	66%
Income tax provision	715	591	21%
Net income	$2,635	$1,433	84%

Earnings per share:
Basic	$1.36	$0.73	86%
Diluted	$1.35	$0.73	85%

Weighted average shares outstanding:
Basic	1,944	1,954	(1%)
Diluted	1,955	1,962	(0%)

Percentage of Total Net Revenue:
Gross margin	18.5%	17.5%
Selling, general and administrative	11.9%	12.2%
Research and development	1.0%	1.2%
Operating expenses	12.9%	13.4%
Operating income	5.6%	4.1%
Income before income taxes	5.4%	3.8%
Net income	4.3%	2.7%
Income tax rate	21.3%	29.2%

Net Revenue by Product Category:
Servers and Networking	$7,609	$6,032	26%
Storage	2,295	2,192	5%
Services(1)	7,673	5,622	36%
Software and Peripherals	10,261	9,499	8%
Mobility	18,971	16,610	14%
Desktop PCs	14,685	12,947	13%
Consolidated net revenue	$61,494	$52,902	16%

Percentage of Total Net Revenue:
Servers and Networking	12%	11%
Storage	4%	4%
Services(1)	12%	11%
Software and Peripherals	17%	18%
Mobility	31%	31%
Desktop PCs	24%	25%

Net Revenue by Global Segment:
Large Enterprise	$17,813	$14,285	25%
Public	16,851	14,484	16%
Small and Medium Business	14,473	12,079	20%
Consumer	12,357	12,054	3%
Consolidated net revenue	$61,494	$52,902	16%

Percentage of Total Net Revenue:
Large Enterprise	29%	27%
Public	27%	27%
Small and Medium Business	24%	23%
Consumer	20%	23%

Consolidated Operating Income:
Large Enterprise	$1,473	$819
Public	1,484	1,361
Small and Medium Business	1,477	1,040
Consumer	65	107
Consolidated segment operating income	4,499	3,327
Severance and facility actions	(129)	(481)
Broad based long-term incentives	(350)	(353)
Amortization of intangible assets	(349)	(205)
Acquisition-related	(98)	(116)
Other(3)	(140)	-
Consolidated operating income	$3,433	$2,172

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Includes the results of Perot Systems Corporation ("Perot Systems"), which was acquired on November 3, 2009.

(2) Interest and other, net for the fiscal year ended January 28, 2011 includes Dell’s receipt of a $72 million merger termination fee.

(3) Other for the fiscal year ended January 28, 2011 includes amounts for the $100 million settlement of the SEC investigation and a $40 million settlement for a securities litigation matter.

DELL INC.
Condensed Consolidated Statement of Financial Position and Related Financial Highlights
(in millions, except for "Ratios")
(unaudited)

	January 28,	October 29,	January 29,
	2011	2010	2010
Assets:
Current assets:
Cash and cash equivalents	$13,913	$12,889	$10,635
Short-term investments	452	492	373
Accounts receivable, net	6,493	6,407	5,837
Financing receivables, net	3,643	3,588	2,706
Inventories, net	1,301	1,294	1,051
Other current assets	3,219	3,118	3,643
Total current assets	29,021	27,788	24,245
Property, plant and equipment, net	1,953	1,948	2,181
Investments	704	662	781
Long-term financing receivables, net	799	709	332
Goodwill	4,365	4,259	4,074
Purchased intangible assets, net	1,495	1,553	1,694
Other non-current assets	262	235	345
Total assets	$38,599	$37,154	$33,652

Liabilities and Equity:
Current liabilities:
Short-term debt	$851	$826	$663
Accounts payable	11,293	11,278	11,373
Accrued and other	4,181	3,898	3,884
Short-term deferred services revenue	3,158	3,093	3,040
Total current liabilities	19,483	19,095	18,960
Long-term debt	5,146	5,168	3,417
Long-term deferred services revenue	3,518	3,447	3,029
Other non-current liabilities	2,686	2,631	2,605
Total liabilities	30,833	30,341	28,011
Stockholders' equity	7,766	6,813	5,641
Total liabilities and equity	$38,599	$37,154	$33,652

Ratios:
Days of sales outstanding(1)	40	41	38
Days supply in inventory	9	9	8
Days in accounts payable	(82)	(82)	(82)
Cash conversion cycle	(33)	(32)	(36)

Average total revenue/unit (approximate)	$1,360	$1,380	$1,340

Note: Ratios are calculated based on underlying data in thousands.

(1) Days of sales outstanding (“DSO”) is based on the ending net trade receivables and most recent quarterly revenue for each period. DSO includes the effect of product costs related to customer shipments not yet recognized as revenue that are classified in the other current assets. At January 28, 2011, October 29, 2010, and January 29, 2010, DSO and days of customer shipments not yet recognized were 37 and 3 days, 38 and 3 days, 35 and 3 days, respectively.

DELL INC.
Condensed Consolidated Statements of Cash Flows
(in millions, unaudited)

	Three Months Ended		Fiscal Year Ended
	January 28,	January 29,	January 28,	January 29,
	2011	2010(1)	2011	2010(1)
Cash flows from operating activities:
Net income	$927	$334	$2,635	$1,433
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	225	259	970	852
Stock-based compensation	107	101	332	312
Effects of exchange rate changes on monetary assets and
liabilities denominated in foreign currencies	(27)	1	(4)	59
Provision for doubtful accounts - including financing receivables	83	139	382	429
Other	12	63	(19)	50
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(119)	(204)	(707)	(660)
Financing receivables	(250)	(529)	(709)	(1,085)
Inventories	(7)	(100)	(248)	(183)
Other assets	(227)	(318)	516	(225)
Accounts payable	24	1,282	(151)	2,833
Deferred services revenue	149	101	551	135
Accrued and other liabilities	586	139	421	(44)
Change in cash from operating activities	1,483	1,268	3,969	3,906

Cash flows from investing activities:
Investments:
Purchases	(174)	(201)	(1,360)	(1,383)
Maturities and sales	174	231	1,358	1,538
Capital expenditures	(160)	(118)	(444)	(367)
Proceeds from sale of facility and land	-	-	18	16
Purchase of financing receivables	-	-	(430)	-
Collections on purchased financing receivables	49	-	69	-
Acquisition of business, net of cash received	(130)	(3,610)	(376)	(3,613)
Change in cash from investing activities	(241)	(3,698)	(1,165)	(3,809)

Cash flows from financing activities:
Repurchase of common stock	(200)	-	(800)	-
Issuance of common stock under employee plans	1	2	12	2
Issuance (repayment) of commercial paper (maturity 90 days or less), net	-	33	(176)	76
Proceeds from debt	515	310	3,069	2,058
Repayments of debt	(515)	(60)	(1,630)	(122)
Other	-	(2)	2	(2)
Change in cash from financing activities	(199)	283	477	2,012

Effect of exchange rate changes on cash and cash equivalents	(19)	(13)	(3)	174

Change in cash and cash equivalents	1,024	(2,160)	3,278	2,283

Cash and cash equivalents at beginning of period	12,889	12,795	10,635	8,352
Cash and cash equivalents at end of period	$13,913	$10,635	$13,913	$10,635

(1) Prior period amounts have been reclassified to conform to the current year presentation.

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

The tables on the following pages set forth, for the periods indicated, a reconciliation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share (collectively, the “non-GAAP financial measures”) to the most comparable GAAP financial measures. These non-GAAP financial measures may not be directly comparable to similarly titled measures reported by other companies. See “Use of Non-GAAP Financial Measures” following the tables for additional information regarding Dell’s reasons for including the non-GAAP financial measures and for material limitations with respect to the usefulness of these measures.

DELL INC.
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data and percentages)
(unaudited)

	Three Months Ended			% Growth Rates
	January 28,	October 29,	January 29,
	2011	2010	2010	Sequential	Yr. to Yr.

GAAP gross margin	$3,291	$3,003	$2,469	10%	33%

Non-GAAP adjustments:
Amortization of intangibles	69	71	71
Severance and facility actions	6	4	55
Acquisition-related	2	-	1
Non-GAAP gross margin	$3,368	$3,078	$2,596	9%	30%

GAAP operating expenses	$2,146	$1,979	$1,959	8%	10%

Non-GAAP adjustments:
Amortization of intangibles	(16)	(18)	(15)
Severance and facility actions	(11)	(27)	(31)
Acquisition-related	(37)	(23)	(115)
Non-GAAP operating expenses	$2,082	$1,911	$1,798	9%	16%

GAAP operating income	$1,145	$1,024	$510	12%	124%

Non-GAAP adjustments:
Amortization of intangibles	85	89	86
Severance and facility actions	17	31	86
Acquisition-related	39	23	116
Non-GAAP operating income	$1,286	$1,167	$798	10%	61%

GAAP net income	$927	$822	$334	13%	177%

Non-GAAP adjustments:
Amortization of intangibles	85	89	86
Severance and facility actions	17	31	86
Acquisition-related	39	23	116
Other(1)	-	(72)	-
Aggregate adjustment for income taxes	(50)	(18)	(78)
Non-GAAP net Income	$1,018	$875	$544	16%	87%

GAAP earnings per share - diluted	$0.48	$0.42	$0.17	14%	182%
Non-GAAP adjustments per share - diluted	0.05	0.03	0.11
Non-GAAP earnings per share - diluted	$0.53	$0.45	$0.28	18%	89%

GAAP Diluted WAS	1,938	1,949	1,971

Percentage of Total Net Revenue:

GAAP gross margin	21.0%	19.5%	16.6%
Non-GAAP adjustment	0.5%	0.5%	0.8%
Non-GAAP gross margin	21.5%	20.0%	17.4%

GAAP operating expenses	13.7%	12.8%	13.2%
Non-GAAP adjustment	(0.4%)	(0.4%)	(1.1%)
Non-GAAP operating expenses	13.3%	12.4%	12.1%

GAAP operating income	7.3%	6.7%	3.4%
Non-GAAP adjustment	0.9%	0.9%	2.0%
Non-GAAP operating income	8.2%	7.6%	5.4%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Other for the three months ended October 29, 2010 consists of Dell's receipt of a $72 million merger termination fee which on a GAAP basis is recorded in Interest and Other, Net.

DELL INC.
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data and percentages)
(unaudited)

	Fiscal Year Ended		% Growth Rates
	January 28,	January 29,
	2011	2010	Yr. to Yr.

GAAP gross margin	$11,396	$9,261	23%

Non-GAAP adjustments:
Amortization of intangibles	278	151
Severance and facility actions	53	236
Acquisition-related	4	1
Non-GAAP gross margin	$11,731	$9,649	22%

GAAP operating expenses	$7,963	$7,089	12%

Non-GAAP adjustments:
Amortization of intangibles	(71)	(54)
Severance and facility actions	(76)	(245)
Acquisition-related	(94)	(115)
Other(1)	(140)	-
Non-GAAP operating expenses	$7,582	$6,675	14%

GAAP operating income	$3,433	$2,172	58%

Non-GAAP adjustments:
Amortization of intangibles	349	205
Severance and facility actions	129	481
Acquisition-related	98	116
Other(1)	140	-
Non-GAAP operating income	$4,149	$2,974	40%

GAAP net income	$2,635	$1,433	84%

Non-GAAP adjustments:
Amortization of intangibles	349	205
Severance and facility actions	129	481
Acquisition-related	98	116
Other(1)	68	-
Aggregate adjustment for income taxes	(173)	(181)
Non-GAAP net Income	$3,106	$2,054	51%

GAAP earnings per share - diluted	$1.35	$0.73	85%
Non-GAAP adjustments per share - diluted	0.24	0.32
Non-GAAP earnings per share - diluted	$1.59	$1.05	51%

GAAP Diluted WAS	1,955	1,962

Percentage of Total Net Revenue:

GAAP gross margin	18.5%	17.5%
Non-GAAP adjustment	0.6%	0.7%
Non-GAAP gross margin	19.1%	18.2%

GAAP operating expenses	12.9%	13.4%
Non-GAAP adjustment	(0.6%)	(0.8%)
Non-GAAP operating expenses	12.3%	12.6%

GAAP operating income	5.6%	4.1%
Non-GAAP adjustment	1.1%	1.5%
Non-GAAP operating income	6.7%	5.6%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Other for the fiscal year ended January 28, 2011 includes amounts for the $100 million settlement of the SEC investigation and a $40 million settlement for a securities litigation matter, which are both recorded in operating expenses, offset by Dell's receipt of a $72 million merger termination fee, which is recorded in Interest and Other, Net.

USE OF NON-GAAP FINANCIAL MEASURES

Dell uses non-GAAP financial measures to supplement the financial information presented on a GAAP basis. Dell believes that excluding certain items from Dell’s GAAP results allows Dell’s management to better understand Dell’s consolidated financial performance from period to period and in relationship to the operating results of Dell’s segments, as management does not believe that the excluded items are reflective of Dell's underlying operating performance. Dell also believes that excluding certain items from Dell’s GAAP results allows Dell’s management to better project Dell’s future consolidated financial performance because Dell’s forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, Dell believes these non-GAAP financial measures will provide investors with useful information to help them evaluate Dell's operating results by facilitating an enhanced understanding of Dell's operating performance, and enabling them to make more meaningful period to period comparisons. Non-GAAP operating income growth as projected for Fiscal 2012, which is a forward looking non-GAAP financial measure, excludes the following items, some of which Dell cannot forecast with certainty or accuracy due to their inherently indefinite and contingent nature, thereby preventing Dell from reconciling its projections to GAAP: acquisition related charges, amortization of purchased intangible assets related to acquisitions, and severance and facility action costs. The historical non-GAAP financial measures, as defined by Dell, represent the comparable GAAP measures adjusted to exclude these same items as well as a merger termination fee that was received during the third quarter of Fiscal 2011, and amounts for the settlement of the SEC investigation as well as a securities litigation matter that were incurred during the first quarter of Fiscal 2011. Dell provides more detail below regarding each of these items and our reasons for excluding them. In future fiscal periods, Dell expects that it may again exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in Dell’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The non-GAAP financial measures for the periods indicated in the tables above reflect adjustments related to the following items:

  Acquisition-related Costs - Acquisition-related charges are expensed as incurred and consist primarily of retention payments, integration costs, bankers’ fees, legal fees, and consulting fees. Retention payments include stock-based compensation and cash incentives awarded to employees, which are recognized over the vesting period. Integration costs include incremental business costs that are directly attributable to the acquisition of Perot Systems during the fourth quarter of Fiscal 2010 and are being incurred during the integration period. These costs primarily include IT costs related to the integration of IT systems and processes, costs related to the integration of Perot Systems employees, costs related to full-time employees who are working on the integration, and consulting expenses. Acquisition-related charges are inconsistent in amount and are significantly impacted by the timing and nature of acquisitions. Therefore, although Dell may incur these types of expenses in connection with future acquisitions, Dell believes eliminating acquisition-related charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of Dell’s current operating performance and comparisons to Dell’s past operating performance.
  Amortization of Intangible Assets - Amortization of purchased intangible assets consists primarily of amortization of customer relationships, customer lists, acquired technology, trade names, and non-compete covenants purchased in connection with business acquisitions. Dell incurs charges relating to the amortization of these intangibles, and those charges are included in Dell’s consolidated financial statements. Amortization charges for Dell’s purchased intangible assets are inconsistent in amount and are significantly impacted by the timing and magnitude of Dell’s acquisitions. Consequently, Dell excludes these charges for purposes of calculating the non-GAAP financial measures to facilitate a more meaningful evaluation of Dell’s current operating performance and comparisons to Dell’s past operating performance.
  Severance and Facility Actions - Severance and facility action costs primarily relate to facilities charges including accelerated depreciation and severance and benefits for employees terminated pursuant to actions taken as part of a comprehensive review of costs, including certain employee cost synergies realized through our strategic acquisitions. While Dell does expect to continue to incur severance and facility costs with any new cost reduction activities, Dell excludes these severance and facility action costs for purposes of calculating the non-GAAP financial measures because it believes that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of Dell’s current operating performance or comparisons to Dell’s past operating performance.
  Other Fees and Settlements - Dell also adjusts its GAAP results for certain fees and settlements. During the third quarter of Fiscal 2011, Dell received a $72 million fee in connection with the termination of a merger agreement. For the first quarter of Fiscal 2011, Dell recorded a $100 million settlement amount for the SEC investigation into certain of Dell's accounting and financial matters, which was initiated in 2005, and also incurred $40 million for a securities litigation class action lawsuit that was filed against Dell during Fiscal 2007. Dell is excluding these fees and settlements from the operating results of Fiscal 2011 for the purpose of calculating the non-GAAP financial measures because it believes these fees and settlements are outside Dell’s ordinary course of business and do not contribute to a meaningful evaluation of Dell’s current operating performance.
  The aggregate adjustment for income taxes is the estimated combined income tax effect for the adjustments mentioned above. The tax effects are determined based on the jurisdictions where the adjustments were incurred.

There are limitations to the use of non-GAAP financial measures. Dell's non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in Dell’s industry, may calculate the non-GAAP financial measures differently than Dell does, limiting the usefulness of those measures for comparative purposes. In addition, items such as amortization of purchased intangible assets represent the loss in value of intangible assets over time. The expense associated with this loss in value is not included in the non-GAAP financial measures and such measures, therefore, do not reflect the full economic effect of such loss. Further, items such as severance and facility action costs and acquisition expenses that are excluded from the non-GAAP financial measures can have a material impact on earnings. Dell’s management compensates for the foregoing limitations by relying primarily on Dell’s GAAP results and using non-GAAP financial measures only supplementally or for projections when comparable GAAP measures are not available. The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as substitute for gross margin, operating expenses, operating income, net income, and earnings per share prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. Dell provides detailed reconciliations of each historical non-GAAP financial measure to its most directly comparable GAAP measure within the financial information included with this press release and in other written materials that include such non-GAAP historical financial measures, and Dell encourages investors to review the reconciliations in conjunction with the presentation of any historical non-GAAP financial measures.

CONTACT:
Dell
Media: 512-728-4100
David Frink, 512-728-2678
david_frink@dell.com
or
Jess Blackburn, 512-728-8295
jess_blackburn@dell.com
or
Investor Relations:
Robert Williams, 512-728-7570
robert_williams@dell.com
or
Frank Molina, 512-723-5116
frank_molina@dell.com